                                                                 Exhibit 10.2
~~~~LOAN AGREEMENT


     THIS AGREEMENT dated as of June ____, 1996 is between BROOKS AUTOMATION, INC., ("Parent"), a Delaware corporation having its principal place of business at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824, U.S.A., BROOKS AUTOMATION CANADA CORP., a corporation organized under the laws of British Columbia, Canada, having its principal place of business at _______ Street, Vancouver, British Columbia, Canada, BROOKS AUTOMATION K.K., a stock corporation organized under the laws of Japan, having its principal place of business at ________, BROOKS AUTOMATION LTD, a private company limited by shares organized under the laws of England, having its principal place of business at _____________________________, and BROOKS AUTOMATION MASSACHUSETTS SECURITIES CORP., a Massachusetts corporation having its principal place of business at 15 Elizabeth Drive, Chelmsford, Massachusetts, U.S.A. 01824 (each entity a "Borrower and collectively the "Borrowers") and USTRUST (the "Bank"), a Massachusetts Trust Company having a place of business at 30 Court Street, Boston, Massachusetts 02108.

     WHEREAS, Borrower desires to maintain a $15,000,000 unsecured revolving line of credit, and the Bank is willing to extend the line of credit subject to the terms of this Agreement.

     WHEREAS, the business operations of BROOKS AUTOMATION CANADA CORP., BROOKS AUTOMATION K.K., BROOKS AUTOMATION LTD., and BROOKS AUTOMATION MASSACHUSETTS SECURITIES CORP. are dependent on the continuation of the supply of goods and services and/or the provision of working capital by the Parent to each of them.

     NOW THEREFORE, in consideration of the agreements, representations and warranties contained in this Agreement and of the performance by Borrower, Borrower and the Bank agree, represent and warrant as follows:


SECTION

DEFINITIONS

     Unless the context otherwise requires, the terms defined in this Section 1 will, for all purposes of this Agreement, have the meanings specified. The following definitions are equally applicable to both the singular and plural forms of any of the terms defined. All terms of accounting significance used (unless otherwise specified) will be determined by reference to Borrower's books of account and in conformity with generally accepted accounting principles as applied to the books of account in the opinion of a certified public accountant of recognized standing selected by Borrower and reasonably acceptable to the Bank.

     Advance. The Base Rate Loans or Eurodollar Loans made to the Borrower pursuant to Section 2 hereof.

     Affiliate. Any Person who directly or indirectly controls, or is controlled by, or is under common control with Borrower, except that the term "Affiliate" does not include a subsidiary.

     Aggregate Exposure. At any time, the sum of (i) the aggregate principal amount of Advances outstanding at such time, plus (ii) the Letter of Credit Exposure at such time, plus (iii) the Foreign Exchange Exposure at such time.

     Agreement. This entire Loan Agreement with all the Exhibits, if any, attached.

     Bank.  USTrust, its successors and assigns.

     Base Rate. The rate of interest announced from time to time by the Bank at its head office as its Base Rate.

     Base Rate Loan. Any Advance bearing interest at a rate of interest based on the Base Rate to be made as Base Rate Loans pursuant to the applicable notice of borrowing or conversion.

     Borrower. Brooks Automation, Inc., Brooks Automation of Canada Corp., Brooks Automation K.K., Brooks Automation, Ltd. and Brooks Automation Massachusetts Securities Corp. and, at such time as any of the foregoing entities has one or more Subsidiaries, each Subsidiary except where the context of this Agreement prohibits such meaning.

     Business Day. Any day (other than a day which is a Saturday, Sunday or legal holiday in the Commonwealth of Massachusetts) on which banks are open for business in Boston; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in such Eurodollar deposits in the London interbank market.

     Capital Lease.  The lease of an asset capitalized under GAAP.

     Consolidated Current Assets, Consolidated Current Liabilities, Consolidated EBITDA, Consolidated Net Income, Consolidated Senior Liabilities, Consolidated Subordinated Indebtedness, Consolidated Tangible Capital Base and Consolidated Tangible Net Worth. These terms shall each mean Current Assets, Current Liabilities, EBITDA, Net Income, Senior Liabilities, Subordinated Indebtedness, Tangible Capital Base and Tangible Net Worth, as the case may be, of the Borrowers and their Subsidiaries (whether or not ordinarily consolidated in consolidated financial statements of the Borrowers and Subsidiaries), all consolidated in accordance with GAAP and after giving appropriate effect to any outside minority interest, provided that in determining Consolidated Net Income, there shall be excluded (i) the Net Income of any Person (other than a Subsidiary, the accounts of which are consolidated with the Borrowers for all purposes of this Agreement) in which the Borrowers or any Subsidiary has an ownership interest, except to the extent that any such Net Income has actually been received by the Borrowers or such Subsidiary in the form of dividends or similar distributions, (ii) the Net
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Income of a Person accrued prior to the date it becomes a Subsidiary or is merged or consolidated with a Borrower or a Subsidiary, and (iii) any deferred or other credit representing the excess of the equity in any Subsidiary on the date of its acquisition over the cost of investment in such Subsidiary.

     Default. Any event or condition specified in Section 5.1 so long as any applicable requirements for the giving of notice or lapse of time or both have not been fulfilled.

     EBITDA. The aggregate of the consolidated Net Income of the Borrowers and their Subsidiaries for the period in question plus the Interest, consolidated Federal, state, local and foreign, taxes, depreciation and amortization of tangible and intangible assets of the Borrowers and their Subsidiaries attributable to such period, determined in accordance with GAAP consistently applied.

     Employee Plan.  Any plan having the meaning stated in Section 4.9.2.

     ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

     Eurodollar Loans. Any Advance bearing interest based on the LIBO Rate pursuant to the applicable notice of borrowing or conversion.

     Event of Default. Any event or condition specified in Section 5.1 if all applicable requirements for the giving of notice or lapse of time or both have been fulfilled.

     Foreign Exchange Exposure. The outstanding Indebtedness of the Borrower under foreign exchange contracts executed in accordance with Section 2.5.

     GAAP.  United States generally accepted accounting principles.

     Indebtedness. With respect to any Person (a) all obligations of the Person which in accordance with GAAP are classified upon the balance sheet of the Person as liabilities (except capital stock and surplus earned or otherwise), and in any event, without limitation by reason of enumeration, all indebtedness, capitalized lease obligations, debt and other similar monetary obligations of the Person, whether direct, indirect or guaranteed, all premium, if any, due at the required prepayment date of the indebtedness and all indebtedness to any partnership of which a Borrower is a general partner, but excluding endorsement of obligations of others deposited by the Person to its account for collection; and (b) all indebtedness secured by mortgage, pledge, lien, charge or encumbrance on assets owned by the Person, whether or not the indebtedness was actually created, assumed or incurred by the Person; and the acquisition by a Person of assets subject to any mortgage, pledge, lien, charge or encumbrance shall be deemed to be the equivalent of the creation, assumption and incurring of the indebtedness secured by the assets. In computing the amount of Indebtedness at any date, there shall be included an amount equal to all reserves at the date in respect of debts and other similar monetary obligations of the Person, either direct or guaranteed.
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     Interest Period.  (a) As to any Eurodollar Loan, the period commencing on the date of such Advance or on the last day of the immediately preceding Interest Period applicable to such Advance, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is between one (1) and six (6) months thereafter; (b) as to any Base Rate Loan, the period commencing on the date of such Advance or on the last day of the immediately preceding Interest Period applicable to such Advance, as the case may be, and ending on the earlier of the next succeeding first day of a calendar month, or the Termination Date; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Loan only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

     Issuing Bank. With respect to any Letter of Credit or foreign exchange contract under Section 2.5, the Bank or CoreStates Bank N.A., as applicable.

     Legal Requirements. All statutes, codes, ordinances (and rules and regulations thereunder), all executive orders and other administrative orders, judgments, decrees, injunctions and other judicial orders of or by any federal, state, provincial, municipal or other government (domestic or foreign), or any department, commission, board, bureau, agency or instrumentality of any of them, which may at any time be applicable to Borrower.

     Letter of Credit. A letter of credit issued by an Issuing Bank for the account of the Borrower and for the benefit of a creditor of a Borrower or one of its Subsidiaries.

     Letter of Credit Disbursement. A disbursement by an Issuing Bank to the beneficiary of a Letter of Credit in connection with a drawing thereunder.

     Letter of Credit Exposure. At any time the sum of (a) the aggregate undrawn face amount of all outstanding Letters of Credit and (b) the aggregate amount of all drawings under Letters of Credit for which an Issuing Bank shall not have been reimbursed by the Borrowers.

     LIBO Rate. The rate of interest determined by the Bank to be the prevailing rate per annum at which deposits in U.S. dollars are offered by the Bank in the interbank Eurodollar market in which it regularly participates on or about 10:00 A.M. (Boston time) at least two Business Days before the first day of the applicable Interest Period in an amount approximately equal to the principal amount of the Advance to which such Interest Period is to apply for a period of time approximately equal to such Interest Period.

     Loan or Revolving Loan. The $15,000,000 line of credit extended by Bank to Borrower under this Agreement.
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     Loan Documents.  This Agreement, the Promissory Note, and all other agreements, documents, instruments and certificates delivered by Borrower or others to the Bank in connection with this Agreement.

     Net Income. For any Person for any period, it is the net income from continuing operations less the sum of (i) extraordinary and nonrecurring gains,
(ii) gains from the sales of capital assets, and (iii) income from affiliates, all determined in accordance with GAAP.

     Obligations. (i) All of Borrowers' covenants, agreements and obligations contained in the Loan Documents and (ii) all debts, liabilities ~and obligations of any Borrower to Bank of every description, direct or indirect, absolute or contingent, due or to become due, now existing or in the future arising. This item also includes all costs and expenses, including reasonable attorneys' fees, incurred by Bank in connection with this Agreement or the Obligations.

     Parent.  Brooks Automation, Inc.

     Payment Date. Each date on which an interest payment is required to be paid by the terms of the Promissory Note.

     Pension Benefit Plan.  This term has the meaning stating in Section 4.9.1.

     Person. An individual, an association, a corporation, a partnership, a limited liability company, a joint stock association, a business trust or a government or any agency or subdivision of a government.

     Promissory Note. The promissory note of Borrower in the principal amount of $15,000,000 executed in connection with this Agreement, evidencing the Loan and substantially in the form of Exhibit A attached.

     Subsidiary. Any Person (other than an individual) of which a Borrower or one or more Subsidiaries or the Borrower and one or more Subsidiaries shall (i) at the time own shares (however designated) having ordinary voting power for the election of a majority of the members of the board of directors (or other governing body) of such Person, other than shares having such power only by reason of the happening of a contingency, or (ii) possess, directly or indirectly, the power to direct or cause the direction of the management or polices of such Person, whether through the ownership of voting securities, by contract or otherwise. The term "Subsidiary" also means each entity listed on
Schedule 4.1.

     Tangible Net Worth. As applied to any Person, the aggregate of the Person's (i) capital stock (but excluding treasury stock and capital stock subscribed and unissued) plus (or minus in the case of a deficit) (ii) its surplus (including earned surplus, capital surplus and the balance of the current profit and loss account not transferred to surplus), less the sum of the following items to the extent included in the determination of the amount of the Person's capital stock and surplus:

          (a) the value of any assets which would be treated as intangibles under generally accepted accounting principles, including, without limitation, such items as goodwill, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing;

          (b) any write-up in the book value of any assets resulting from a revaluation thereof;

          (c) all deferred charges and organizational costs; and

          (d) advances and loans to any Person.

     Termination Date.  December 31, 1997.

     Wholly-Owned. As applied to any Subsidiary, shall mean any Subsidiary, all of the outstanding shares of which, other than directors' qualifying shares, shall at the time be owned by any Borrower or by one or more Wholly-Owned Subsidiaries or by any Borrower and one or more Wholly-Owned Subsidiaries.


SECTION

REVOLVING LOAN

     Subject to the terms of this Agreement and in reliance on the representations, warranties and agreements of Borrower, the Bank agrees to make the Revolving Loan described in this Section 2.

          Revolving Loan. From time to time before the earliest to occur of (a) a Default, or (b) the Termination Date, Borrowers may borrow, repay and reborrow sums under the Revolving Loan, provided that the principal amount of the Revolving Loan at any time outstanding may not exceed $15,000,000. At the time of the execution of this Agreement, Borrowers agree to execute and deliver to the Bank the Promissory Note evidencing the Revolving Loan.

               Subject to an aggregate limit of $5,000,000 at any time outstanding, Advances under the Revolving Loan may also be used to repay obligations arising with respect to any one or more of the following:

     (a)Letters of Credit, and
     (b)foreign exchange contracts,

all as more particularly specified in Sections 2.4 and 2.5 below.

               Whenever a Borrower desires to obtain an Advance hereunder, or convert an outstanding Advance into an Advance of another type, the Borrower shall notify the Bank

(which notice shall be irrevocable) by telex, facsimile, or telephone received no later than 12:00 p.m. Boston time on the day on which the request Advance is to be made as or converted into a Base Rate Loan, and received no later than 10:00 a.m. Boston time on the date three (3) Business Days in advance of the time at which the requested Advance is to be made as or converted into a Eurodollar Loan, specifying (i) the amount and effective date of each Advance desired, (ii) whether the Advance is to be a Eurodollar Loan or a Base Rate Loan, (iii) if such Advance is to be made as or converted into a Eurodollar Loan, the Interest Period applicable to the Advance, and (iv) in the case of the conversion of an Advance, the Advance so to be converted. Each such notification shall be immediately followed by a written confirmation thereof by the Borrower in substantially the form of Exhibit B hereto. The Advances comprising the Eurodollar Loans shall be in the aggregate principal amount which is an integral multiple of $500,000.

               The outstanding principal balance of each Advance under a Eurodollar Loan shall be payable on the last day of the Interest Period applicable to such Advance and on the Termination Date. The outstanding principal balance of each Advance under a Base Rate Loan shall be payable on the Termination Date. Each Advance shall bear interest on the outstanding principal balance thereof as set forth in Section 2.2.

               The Advances made by the Bank shall be evidenced by the Bank in an account maintained on the books of the Bank which shall be designated as the Borrowers' "Loan Account" in which account a record of all Advances will be kept, indicating the date each Advance was extended, the amount of the Advance, and the Interest Rate applicable to such Advance, each payment of principal of any such Advance, each payment of interest on any such Advance and such other information as the Bank may determine; provided, however, that the failure of the Bank to make such a notation or any error therein shall not affect the obligation of the Borrower to repay the Advance made by the Bank in accordance with the terms of this Agreement and the Promissory Note.

          Interest.

               Subject to the provisions of Section 2.2.4, the Advances comprising each Base Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Base Rate.

               Subject to the provisions of Section 2.2.4, the Advances comprising each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the LIBO Rate for the Interest Period for such Advance plus 2%.

               In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Loan the Bank shall have determined that deposits in the principal amount of the requested Advance are not generally available in the London interbank market, or that the rates at which such deposits are being offered will not adequately and fairly reflect the cost to the Bank or any participant lender making or maintaining the Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the LIBO Rate, the Bank shall, as soon as practicable thereafter, give written, telex, facsimile, or telephone (promptly confirmed in writing or by telex) notice of such determination to the Borrowers. In the event of any such determination, any request by the Borrowers for a Eurodollar Loan pursuant to this Agreement shall, until the Bank shall have advised the Borrowers that the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Base Rate Loan.

               Interest on each Advance shall be payable on the Interest Payment Dates applicable to such Advance except as otherwise provided in this Agreement. The applicable Base Rate or LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Bank, and such determination shall be conclusive absent manifest error.

               If the Borrowers shall default in the payment of the principal of or interest on any Advance or any other amount becoming due hereunder, by acceleration or otherwise, the Borrowers shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the then current interest rate for Base Rate Loans plus 2%.

               The Bank will automatically charge Borrowers' account monthly for all amounts due under the Revolving Loan.

               Notwithstanding the foregoing, any payment not received within fifteen (15) days of its due date will be subject to an additional charge of five percent (5.00%) of the amount due.

               Additional Costs; Reserve Requirements. Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to the Bank or any participant lender on the principal of or interest on any Eurodollar Loan made by the Bank or any participant lender or any fees or other amounts payable hereunder, or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by the Bank or such participant lender (except any such reserve requirement which is reflected in the LIBO Rate) or shall impose on the Bank or participant lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by the Bank or participant lender, and the result of any of the foregoing shall be to increase the cost to the Bank or participant lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received of receivable by the Bank or participant lender hereunder or under the Promissory Note (whether of principal, interest or otherwise) by an amount deemed by the Bank or the participant lender to be material, then the Bank shall notify the Borrowers thereof and the Borrowers shall pay to the Bank the amount of such increase in cost, reduction in income or additional expense. Until the Bank notifies the Borrowers that the circumstances giving rise to such notice no longer apply, the obligation of the Bank to allow conversion to or selection or renewal of Eurodollar Loans by the Borrowers shall be suspended.

          Letters of Credit.

               Subject to the terms and conditions and relying on the representations and warranties herein set forth, the Bank, by itself or through the other Issuing Bank, agrees to issue Letters of Credit for the account of the Borrower, subject to the availability of an Advance under Section 2.1 hereof; provided, however, that (i) the Borrowers have executed a letter of credit agreement substantially in the form of Exhibit C, (ii) the obligation of the Issuing Bank to issue any Letters of Credit shall be subject to the approval by it of the form, terms and conditions of such Letter of Credit to be issued by such bank and any related documentation, and (iii) the Issuing Bank shall not issue any Letter of Credit if, after giving effect to such issuance, (A) the Letter or Credit Exposure, together with the Foreign Exchange Exposure would exceed $5,000,000, and (B) the Aggregate Exposure under the Revolving Loan would exceed $15,000,000.

               Each Letter of Credit shall by its terms expire on or prior to the earlier of (i) the Termination Date and (ii) the first anniversary of the date of its issuance. Each Letter of Credit shall by its terms provide for payment of drawings in U.S. dollars. Unless otherwise approved in writing by the Bank, each Letter of Credit shall be issued to support obligations of the Borrowers incurred in the ordinary course of business.

               The Borrowers shall give to the Bank written or telex notice of each request for a Letter of Credit not less than five Business Days prior to the proposed issuance thereof and, subject to the other provisions of this
Section 2.4, such request shall specify the proposed date of issuance (which shall be a Business Day), the date on which such Letter of Credit is to expire, the amount of such Letter of Credit, the name and address of the beneficiary of such Letter of Credit and the purpose and proposed form of such Letter of Credit.

               The Borrowers' obligation to repay payments and disbursements made by such Issuing Bank under the Letters of Credit shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of:

               (a) any lack of validity or enforceability of any Letter or Credit;

               (b) the existence of any claim, setoff, defense or other right which the Borrowers or any other person may at any time have against the beneficiary under any Letter of Credit, such Issuing Bank, the Bank of any other person in connection with this Agreement or any other agreement or transaction;

               (c) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (d) payment by such Issuing Bank under a Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Letter of Credit; provided that such payment shall not have constituted gross negligence or willful misconduct of such Issuing Bank; and

               (e) any other circumstance or event whatsoever, whether or not similar to any of the foregoing; provided that such other circumstance or event shall not have been the result of gross negligence or willful misconduct of such Issuing Bank.

          Foreign Exchange Contracts. The Borrowers may, by notice to the Bank, request foreign exchange contracts for the purpose of hedging their foreign exchange exposure arising out of the ordinary course of business, and the Bank, by itself or through the other Issuing Bank, shall enter into such foreign exchange contracts with the Borrowers provided, however, that (a) the Borrowers represent, warrant and covenant that such foreign exchange contract arises in the ordinary course of business and not for speculative purposes, (b) the Borrowers have entered into a foreign exchange facility agreement with the Bank substantially in the form of Exhibit D, and (c) if, after giving effect to the execution of such contracts (i) the Foreign Exchange Exposure together with the Letter of Credit Exposure would not exceed $5,000,000, and (ii) the Aggregate Exposure under the Revolving Loan would not exceed $15,000,000.

          Special Deposits. The Borrowers shall, on the Business Day they receive notice from the Bank of an Event of Default, deposit in an account with the Bank, for the benefit of the Issuing Bank and the Bank, (a) an amount of U.S. dollars in cash equal to the Letter of Credit Exposure as of such date; and
(b) an amount of U.S. dollars in cash equal to the Foreign Exchange Exposure calculated on the date of deposit in U.S. dollars at the spot rate of exchange, if applicable, for purchasing foreign currency on that date with U.S. dollars. Such deposit shall be held by the Bank as collateral for the payment and performance of the Obligations. So long as such Event of Default is continuing the Bank shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Money in such account shall automatically be applied by the Bank as follows: money deposited under clause
(a) shall be applied to reimburse the Issuing Bank(s) for Letter of Credit Disbursements and, (b) if the maturity of the outstanding loans has been accelerated, money deposited under clause (b) shall be applied to satisfy the Obligations.

          Payments. The Borrowers shall make each payment (including principal of or interest on any Advance or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), Boston time, on the date when due in the currency of the Advance to the Bank at its offices at 30 Court Street, Boston, Massachusetts 02108 in immediately available funds. Each such payment shall be applied to the Obligations then due and payable in such order as the Bank shall determine. Whenever any payment (including principal of or interest on any Advance or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

          Taxes. Any and all payments by the Borrowers hereunder or under other Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, (collectively the "Taxes") imposed, levied, collected, withheld or assessed on such payments by any governmental authority or political subdivision in the applicable territory and required by it to be paid at source or shall be grossed-up to provide the Bank the same amount after such Tax as it would have received without the imposition of such Tax; provided, however, that the Borrowers agree to provide statements, receipts or supporting data with respect to the payment of such Tax by any Borrower, or certified statements and receipts and such other supporting data as may reasonably be required by the Bank to establish that any such Tax has been paid by Borrowers.

          Conditions Precedent to the Loan. Bank's obligations under this Agreement, including funding the Revolving Loan, are subject to the accuracy of the representations and warranties made by Borrowers in the Loan Documents, to the performance by Borrowers of their agreements in the Loan Documents, to the terms provided in this Agreement, and to the satisfaction or waiver by Bank in writing, in whole or in part, of each of the following additional conditions:

               Authority. The Bank shall be satisfied as to the authority of the Borrowers to enter into and deliver the Loan Documents.

               Conflict with Outstanding Instruments. Consummation of the transactions contemplated by this Agreement and compliance with the terms of the Loan Documents will not conflict with or result in a breach of any outstanding agreements or other instruments to which any Borrower is a party or by which any Borrower or any of its property is bound.

               Insurance. Bank shall have received satisfactory evidence that the insurance required pursuant to Section 3.13 is in force and all premiums paid.

               Opinion of Counsel. Bank shall have received from counsel for Borrowers, an opinion in substantially the following form and substance and dated the date hereof that:

               Brooks Automation, Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and registered to do business in the Commonwealth of Massachusetts as a foreign corporation, and that it has adequate corporate power and authority to own its property and to conduct its business as presently conducted.

               Brooks Automation Massachusetts Securities Corp. is a corporation duly organized and validly existing under the Laws of the Commonwealth of Massachusetts and that it has adequate corporate power to own its property and to conduct its business as presently conducted.

               Brooks Automation Inc. has full corporate power and authority to enter into the Loan Documents, and the Loan Documents have been duly authorized by it, have been duly executed and delivered by its authorized officers, and are the legal, valid and binding obligations of it, enforceable in accordance with their terms, subject to, among other things, laws of general application affecting the rights and remedies of creditors.

               To the knowledge of such counsel, there are no actions, suits or proceedings pending, or threatened against or affecting Brooks Automation, Inc. which would have a material or adverse affect on it or its property in any court or before or by any federal, state, municipal, or any department, commission, board, bureau, agency or instrumentality, and, to the knowledge of such counsel, no Borrower is in default of any order, writ, injunction, decree or demand of any court or federal, state, municipal, or any department, commission, board, bureau, agency or instrumentality which, if not cured, would have a material adverse effect.

               No Borrower is in violation of any term of its statutory organizational documents or its by-Laws. The execution, delivery and performance of the Loan Documents and the taking of action contemplated thereby will not result in any violation of or be in conflict with or constitute a default under any such term of which such counsel has knowledge, or result in the creation of any mortgage, lien, charge, or encumbrance upon any of the properties or assets of Borrower pursuant to any such term, other than as contemplated by the Loan Documents.

               No Material Adverse Change. There is no outstanding or threatened litigation, contingent liabilities or other proceedings, the outcome of which could materially or adversely affect any Borrower nor has there been any material adverse change in the financial condition of any Borrower.

               Satisfaction of Bank and its Counsel. All action to be taken in connection with the transactions contemplated by the Loan Documents will be reasonably satisfactory in form and substance to Bank and to Bank's counsel. Bank shall have received copies of all documents which it may reasonably request in connection with the transactions, which documents shall be in form and substance reasonably satisfactory to Bank and to Bank's counsel.

          Conditions Precedent to Advances. Bank's obligations with respect to each request for an Advance under the Revolving Loan is subject to the continued accuracy of the representations and warranties made by the Borrowers in the Loan Documents, to the continued performance by Borrowers of their agreements in the Loan Documents, and to the continued satisfaction of each of the conditions contained in Sections 2.9.3 and 2.9.5 above at the time of each request for an Advance.


SECTION

PARTICULAR COVENANTS OF BORROWERS


          Payment of Principal and Interest. Each Borrower agrees to pay when due the principal of and interest on the Revolving Loan and all such payments shall, except as otherwise provided in Section 2.1.1, be in U.S. currency at the time of payment.

          Keep Books and Set Aside Reserves. Each Borrower agrees (a) to keep proper books of record and account in which full and correct entries will be made of all dealings or transactions in relation to its business and affairs,
(b) to set up on its books proper reserves with respect to all taxes, assessments, charges, levies and claims referred to in Section 3.7; and (c) to set up on its books from its earnings reserves against, or appropriate write-offs of, doubtful accounts receivable, advances and securities which are proper for businesses of the type conducted by it or required by generally accepted accounting principles.

     No Borrower will change the accounting methods or procedures used in maintaining its books of record and account and the financial reports required by Section 3.3 without the Bank's prior written consent which will not be unreasonably withheld or delayed if the change has been accepted by Borrower's public accountants.

          Financial Statements, Certificates and Information. Borrowers will furnish to Bank:

               As soon as available and in any event within forty-five (45) days after the end of the first three (3) fiscal quarters of the Borrowers' fiscal year, an internally prepared report, certified as to completeness and accuracy by the President or chief financial officer of the Parent, covering the operations of the Parent and its Subsidiaries for the period from the beginning of the fiscal year to the end of such quarter and containing consolidated statements of earnings and of retained earnings and paid-in surplus for the period from the beginning of the fiscal year to the end of such quarter, consolidated statements of changes in financial condition, and a consolidated balance sheet and income statement from the beginning of the fiscal year to the end of such quarter, all such statements shall be in comparative form with the corresponding period of the next preceding fiscal year.

               As soon as available and in any event within forty-five (45) days after the end of the first three (3) fiscal quarters, and within ninety (90) days after the end of the last fiscal quarter, of the Borrowers' fiscal year, a Covenant Compliance Certificate (the "Compliance Certificate"), demonstrating compliance with the Financial Covenants set forth in Section 3.15 and executed by the President or chief financial officer of the Parent.

               As soon as available and in any event within ninety (90) days after the last day of each fiscal year, a complete audit report, certified by an independent public accountant of recognized standing selected by Parent and satisfactory to Bank, covering the operations of Parent and its Subsidiaries for such fiscal year and containing consolidated statements of earnings and of retained earnings and paid-in surplus of the Parent and its Subsidiaries for such year, consolidated statements of changes in financial condition of the Parent and its Subsidiaries, and consolidated balance sheets and income statements of the Parent and its Subsidiaries as at the close of such year, each accompanied by (i) statements in comparative form for the preceding fiscal year,
(ii) all appropriate schedules and disclosures, (iii) a management letter issued to Parent by the certified public accountant concerning the audit report and verification as to the existence of proper financial controls concerning the operations of Parent and its Subsidiaries or a letter from such certified public accountant that such a management letter is not deemed necessary, and (iv) a certification of Parents' President or chief financial officer that such audit report fairly represents the financial condition of Parent and its Subsidiaries at the end of such period and the results of operations during such period.

               Promptly after sending or making available or filing of the same, copies of all reports, proxy statements, and financial statements that any Borrower sends or makes available to its stockholders and all registration statements and reports that any Borrower files with the U. S. Securities and Exchange Commission or with any comparable department of any foreign country.

               Such additional information as Bank reasonably requires concerning Borrowers and their Subsidiaries.

          Right of Inspection. Any qualified representative or agent of Bank designated for the purpose in writing by Bank has the right to visit and inspect the facilities, assets and any offices of Borrowers and their Subsidiaries and to examine all phases of their business and records, to request and receive from the officers of Borrowers and their accountants complete audit reports and certificates satisfying all of the requirements of Section 3.3, and to discuss the same with and be advised as to the same by its officers and its independent certified public accountants, all at such reasonable times and upon reasonable notice and as often as Bank may reasonably desire, all at Bank's expense, provided that after the occurrence and during the continuation of an Event of Default the Bank's reasonable out-of-pocket expenses for such inspection shall be at Borrower's expense; provided that any confidential information derived from Borrowers will not be disclosed by Bank to unauthorized Persons.

          Limitation on Sales, Transfers, Consolidation, Mergers, Etc. The Borrowers will not and will not cause, suffer or permit any Subsidiary to, without obtaining the prior written consent of Bank which consent shall not be unreasonably withheld, sell, transfer, or lease all or any material part of its assets (other than the sale of inventory, equipment and intangibles in the ordinary course of business) to, or consolidate with, or merge into, any Person, except for a merger of a Subsidiary into the Parent if the Parent is the surviving entity or a merger of a Subsidiary into another Subsidiary and except for the currently planned joint venture in a Korean business.

          Maintenance of Business and Existence, Etc. Each Borrower will, and will cause each of its Subsidiaries to, (a) conduct continuously and operate actively its business as presently conducted, (b) keep in full force and effect its legal existence rights and franchises, (c) comply with all Legal Requirements governing the conduct of its business in all material respects, and
(d) make all reports, pay all taxes and license fees and take all other action required to maintain its material rights, licenses, leases, powers and franchises under all applicable federal, state and provincial laws.

          Payment of Taxes. Each Borrower will, and will cause each Subsidiary to, pay promptly all material taxes, assessments and governmental charges imposed upon it or upon its income or profits or upon any property belonging to it. No Borrower nor any Subsidiary is required to pay any tax, assessment or charge if (a) it is not at the time due or can be paid later without material penalty, or (b) its validity is currently being contested in good faith by appropriate proceedings, and (c) the Borrower or Subsidiary, as the case may be, has set aside on its books reserves deemed by it adequate with respect to the tax, assessment or charge, and (d) in any case involving a contested payment due from it in excess of $100,000, the Borrower or Subsidiary, as the case may be, gives notice in writing of its action to Bank. Each such Borrower or Subsidiary, as the case may be, will pay such tax, assessment or charge immediately upon the commencement of proceedings to foreclose any liens securing it or upon institution of distraint proceedings, unless payment previously has been secured by the posting of an appropriate bond or similar surety device.

          Limitation on Business with Affiliates, Etc. No Borrower will, nor will it cause, suffer or permit any Subsidiary to, enter into any transaction with an Affiliate except on terms no less favorable to such Borrower or Subsidiary, as the case may be, than would be usual and customary in similar transactions between Persons not affiliated with each other.

          Permitted Indebtedness. The Borrowers will not, and will not cause, suffer or permit any Subsidiary to, create, assume, incur, or in any manner become liable for any Indebtedness other than (a) the Revolving Loan, (b) Indebtedness from vendors incurred in the ordinary course of business, (c) Capital Leases and purchase money financings of equipment outstanding on the date of this Agreement or which hereafter occur in the ordinary course of business as permitted by Section 3.15.4, (d) Indebtedness of a Subsidiary to the Parent or the Parent to a Subsidiary or a wholly-owned Subsidiary, (e) guarantees by a Borrower or Subsidiary of loans by other Persons to its employees, provided that the aggregate principal amount of all such loans at any time outstanding so guaranteed by Borrowers and their subsidiaries does not exceed $250,000, (f) Indebtedness outstanding on the date of this Agreement and set forth in the financial statements furnished to Bank and any renewals, extensions or refinancings thereof, (g) Indebtedness to CoreStates Bank, N.A. under the foreign exchange facility agreement, (h) Indebtedness under or in respect of currency exchange contracts or interest rate protection obligations incurred in the ordinary course of business, (i) Indebtedness in connection with performance bonds or letters of credit obtained and issued in the ordinary course of business, including letters of credit related to insurance associated with claims for work-related injuries, (j) Indebtedness, the payment of which is subordinated to the payment of the Revolving Loan and other Obligations hereunder in a manner reasonably satisfactory to Bank, (k) other unsecured Indebtedness of the Borrower in an aggregate principal amount at any time outstanding not to exceed $1,000,000, and (l) indebtedness to CoreStates Bank, N.A. under the Master Short Term Foreign Currency Borrowing Agreement dated as of the date hereof.

     Limitation on Loans and Advances. The Borrowers will not, and will not cause, suffer or permit any Subsidiary to, make any loan or advance to any Person, other than (a) loans or advances to an officer, stockholder, director or employee of a Borrower or Subsidiary as set forth on Schedule 3.10, (b) customary employee advances for business travel, (c) loans for employee health emergencies and (d) Indebtedness referred to in clause (d) of Section 3.9.

          Limitation on Dividends and Distributions. Borrowers will not and will not cause, suffer or permit any Subsidiary to, (a) without the prior written consent of Bank, declare or pay any dividends on any class of its capital stock (except dividends on its common stock payable solely in its common stock), (b) directly or indirectly purchase, redeem or retire any of its capital stock, or (c) make any other distribution of any kind or character in respect of any of its capital stock, except that the Parent may repurchase stock from employees of the Borrowers under presently existing agreements.

          Investments. Borrowers will not, and will not cause, suffer or permit any Subsidiary to, make any investment (whether by way of stock or other security, purchase, loan, advance, capital contribution or otherwise) in any Person, if the aggregate amount of all such investments at any time outstanding so made by the Borrowers and their Subsidiaries exceeds $1,000,000; provided, however, that the foregoing limitation shall not apply to (a) investments in a Wholly-Owned Subsidiary, (b) loans and advances permitted by Section 3.10, (c) investments in direct obligations of the United States Government or its agencies or negotiable certificates of deposit of banks having a combined capital and surplus of at least $25,000,000, none of which shall have maturities in excess of 12 months, and (d) investments in open market commercial paper which, at all times after its acquisition, has the highest credit rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., and a maturity not in excess of 270 days from its acquisition.

          Insurance. The Borrowers agree to and to cause each Subsidiary to (a) keep all its insurable properties insured against such risks as are usually insured against by Persons engaged in the same or a similar business in the same jurisdiction; (b) maintain public liability insurance against claims for personal injury, death or property damage, suffered by others upon or in or about any premises occupied by it or occurring as a result of its maintenance or operation of any automobiles, trucks or other vehicles or other facilities; (c) maintain all such worker's compensation or similar insurance as may be required under the laws of any state or jurisdiction (domestic of foreign) in which it may be engaged in business.

     All insurance for which provision has been made in clauses (a) and (b) of this Section: (i) shall be effected under a valid and enforceable policy or policies issued by insurers of recognized responsibility, except that a Borrower or a Subsidiary may effect worker's compensation or similar insurance in respect of operations in any state or other jurisdiction either through an insurance fund operated by the state or other jurisdiction or by causing to be maintained a system or systems of self-insurance which is in accord with applicable laws.

          Deposit Accounts. Until the Revolving Loan is paid in full, the Bank will be Parent's principal bank of deposit for their corporate accounts and cash manager.

          Financial Covenants. During the term of this Agreement, Borrowers will not cause, suffer, or permit:

               Leverage Ratio. The ratio of Consolidated Total Liabilities to Consolidated Tangible Net Worth to be greater than 0.5 to 1.0.

               Minimum Tangible Net Worth. The Consolidated Tangible Net Worth to be less than $40,000,000.

               Current Ratio. The ratio of Consolidated Current Assets to Consolidated Current Liabilities to be less than 3.25 to 1.0.

               Capital Expenditures. The aggregate capital expenditures, exclusive of assets acquired under Capital Leases and purchase money financing, of the Borrowers and their Subsidiaries to exceed $7,000,000 in any fiscal year, or the aggregate fair market value of assets acquired by the Borrowers and their Subsidiaries under Capital Leases and purchase money financing in any fiscal year to exceed $1,000,000.

               EBITDA Ratio. The ratio of Consolidated EBITDA for any 12-month period ending coincident with the end of each fiscal quarter of the Borrowers to the aggregate of the principal and interest payments on all Indebtedness and Capital Lease payments required to be paid by the Borrowers and their Subsidiaries during such period to be less than 4.0 to 1.0.

               Losses. The Consolidated Net Income for any two consecutive quarterly fiscal periods to be a negative amount.

               Test of Compliance.  Compliance with the provisions of this
Section 3.15 will be based on Borrowers' financial statements and tested quarterly. The Covenant Compliance Certificate described in Section 3.3.2 will be used to determine compliance with this Section.

          ERISA Compliance. The Borrowers will not and will not cause, suffer or permit any Subsidiary or any employee benefit plan (as defined in Section 3 of ERISA) of the Borrowers or any Subsidiary to (a) engage in any "prohibited transaction" or incur any "accumulated funding deficiencies" as those terms are defined in sections 302, 406, 1013 and 2003(a) of ERISA, (b) terminate any pension plan (as defined in Section 3 of ERISA) in a manner which could result in the imposition of a lien on its assets pursuant to section 4068 of ERISA or in a material liability of the Borrowers or the Subsidiary to participants, beneficiaries or the Pension Benefit Guaranty Corporation or (c) fail to make payment when due of all amounts which, under the provisions of any pension plan (as defined in Section 3 of ERISA) which it is required to pay as contributions thereto.

          Environmental Matters. (a) Except as disclosed on Schedule 3.17, neither the Borrowers nor any Subsidiary has ever owned, occupied or operated a site or vessel on which any hazardous material or oil was or is stored without compliance with all statutes, regulations, ordinances, directives and orders of every federal, state, municipal and other governmental authority with jurisdiction relative thereto, or disposed of, transported, or arranged for the transport of any hazardous material or oil without compliance with all such statutes, regulations, ordinances, directives and orders, or caused or been legally responsible for any release of any hazardous material or oil; (b) the Borrowers will not, and will not cause, suffer or permit any Subsidiary, to dispose of any hazardous material or oil on any site or vessel owned, occupied or operated by it, nor transport or arrange for the transport of, any hazardous material or oil except if such storage or transport is in the ordinary course of its business; or (c) the Borrowers and all of the Subsidiaries are now in compliance with all such statutes, regulations, ordinances, directives and orders and in the event that the Bank has a reasonable basis to believe that there has been noncompliance will in the future take all such action (including, without limitation, engineering tests) as Bank may from time to time reasonably require to confirm that there has been no release of any hazardous material or oil on any site or vessel owned, occupied or operated by any Borrower or Subsidiary; and (d) the Borrowers will indemnify and hold the Bank harmless from all loss, cost or expense (including reasonable attorneys' fees and expenses) suffered by the Bank as a result of any claim brought against the Bank by any governmental agency or authority or any other person on account of the release of hazardous materials or oil on or from any site or vessel owned, occupied or operated by the Borrowers or any Subsidiary, or the failure by the Borrowers or any Subsidiary to comply with any environmental, health safety or sanitation law, code, ordinance, rule or regulation (each of which may be defended, compromised, settled or pursued by the Bank with counsel of the Bank's selection, but at the expense of the Borrowers). Such indemnification shall survive payment of the Obligations. As used herein, the terms "site," "vessel" and "hazardous material" shall have the meanings given to such terms in Chapter 21E of the General Laws of Massachusetts.

          Compliance with Laws, etc. The Borrowers will, and will cause each Subsidiary to, comply with all applicable laws, rules, regulations and orders, and duly observe all valid requirements of governmental authorities (including, without limitation, ERISA and the rules and regulations thereunder), and all applicable statutes, rules, regulations and orders relating to environmental protection and to public and employee health and safety if the failure to so comply would have a material and adverse effect on Borrower.

          Commitment Fee. Commencing on July 1, 1996 and on the first day following the end of each fiscal quarter thereafter of Borrowers, Borrowers will pay a commitment fee on the average unused balance of the Revolving Loan for the preceding fiscal quarter, except as otherwise provided in Section 3.25, at an annualized rate of one-quarter of one percent (0.25%).

          Agent's Fee. Commencing on July 1, 1996 and on the first day following the end of each fiscal quarter thereafter of Borrowers, Borrowers will pay, except as otherwise provided in Section 3.25, one quarter of an annual agency fee of one-eighth of one percent (0.125%) of the Revolving Loan, each such quarterly payment being $4,687.50.

          Other Fees. Borrowers covenant and agree to pay the Issuing Bank's normal and customary fees in connection with any Letters of Credit issued by or on behalf of the Issuing Bank under this Agreement.

          Negative Covenants. Each Borrower further covenants and agrees that, so long as any Obligations remain outstanding, it will and will cause each of its Subsidiaries to comply at all times with the following negative covenants to the extent applicable, unless the Bank shall otherwise have agreed in writing:

     The Borrowers will not enter into any reorganization or recapitalization or otherwise reclassify its capital stock;

     The Borrowers will not, and will not cause, suffer or permit any Subsidiary to, sell or otherwise dispose of, or for any reason cease operating, any of their respective divisions, franchises, or lines of business;

     The Borrowers will not, and will not cause, suffer or permit any Subsidiary to, mortgage, pledge, grant, or permit to exist a security interest in, or a lien upon any of their respective assets of any kind, now owned or hereafter acquired except for (i) purchase money security interests which are granted to secure the purchase price of assets, provided any such security interest is limited to the specific assets acquired and the proceeds thereof, (ii) liens for taxes, assessments, statutory obligations or similar charges, incurred in the ordinary course of business, that are not yet due and payable or if overdue are being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed and they do not, in the aggregate, materially detract from the value of the property or materially impair the use thereof in the operation of the business of the Borrower or the Subsidiary, as the case may be, and for which adequate reserves have been established, (iii) those imposed by law, such as carriers', warehousemen's and mechanics' liens, bankers' set-off rights and other similar liens arising in the ordinary course of business for sums not yet due or being contested in good faith by appropriate proceedings diligently conducted and for which proper reserves or other provision has been made in accordance with GAAP,
(iv) those arising in the ordinary course of business out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation, (v) those arising from or upon any judgment or award, provided that such judgment or award is being contested in good faith by proper appeal proceedings, such judgment or award is not secured by any lien which is not discharged within thirty (30) days, and only so long as execution thereon shall be stayed, (vi) deposits to secure the performance of bids, trade contracts, and bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of any of the Borrower's businesses, (vii) easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of business by the Borrower, (viii) security interests and liens existing on the date hereof and set forth on Schedule 4.8 hereto, and
(ix) those arising with respect to Capital Leases permitted under Section 3.9;

     The Borrowers will not, and will not cause, suffer or permit any Subsidiary to, enter into any sales-leaseback transactions.

          Expenses. Borrowers agree to pay all of the Bank's and Issuing Bank's reasonable legal fees and expenses for the preparation and examination of the Loan Documents.

          Notice of Failure to Comply with Agreement. Borrowers will notify Bank immediately in writing of any failure to comply with Borrowers' agreements, representations and warranties contained in this Agreement describing the failure in reasonable detail. The written notification will be signed by the President or chief financial officer of Parent. So long as no notice is given, a continuing representation shall be in effect that no failure exists, and Bank will be entitled to rely upon that continuing representation.

          Effect of Loan Reduction. If Borrower shall advise Bank in writing at anytime or from time to time that it is reducing the amount of the Loan, an appropriate adjustment shall be made prospectively in the fees required to be paid under Sections 3.19 and 3.20.

SECTION


REPRESENTATIONS AND WARRANTIES OF BORROWERS


     Borrowers jointly and severally represent and warrant to Bank, and the representations and warranties are continuing representations so long as any Obligations remain outstanding and will be deemed repeated and confirmed at the time of each request for an advance under the Revolving Loan, as follows:

          Business, Etc. Each Borrower is a corporation organized, existing and in good standing under the laws of the state, province or country of its incorporation as set forth on Schedule 4.1 and is registered to do business as a foreign corporation in each state, province and country where the failure to so register would have a material and adverse effect on Borrower. Each Borrower has adequate corporate power to carry on its business, and is authorized and has all necessary licenses, franchises and permits material to its business and is entitled to own its property and to carry on its business, all as and in the places where its property is now owned or operated and its business is conducted. Borrowers have no Subsidiaries except as disclosed on Schedule 4.1.

          Capitalization. Schedule 4.2 sets forth the capitalization of each of the Borrowers.

          Litigation. There are no actions, suits or proceedings pending, or to the knowledge of the Borrowers, threatened against or affecting any Borrower or its property in any court or before or by any Federal, state, provincial, municipal or other governmental (domestic or foreign) department, commission, board, bureau, agency or instrumentality which, if adversely determined, would reasonably be expected to have a material and adverse effect on Borrower, except those disclosed on Schedule 4.3. No Borrower is in material default with respect to any material order, writ, injunction, decree or demand of any court or Federal, state, provincial, municipal or other governmental (domestic or foreign) department, commission, board, bureau, agency or instrumentality which, if not timely cured, would reasonably be expected to have a material adverse effect on Borrower.

          Capacity. Each Borrower is authorized under all applicable laws to make and perform the Loan Documents, and all action on its part required for the making and performance of the Loan Documents has been taken. Each of the Loan Documents to which the Borrowers are parties is the valid and enforceable obligation of Borrowers in accordance with its respective terms, subject to laws of general application affecting creditors rights. Neither the execution and delivery of the Loan Documents, nor compliance with the terms thereof, will conflict with or result in a breach of any provisions of certificate of incorporation or other charter documents of any of the Borrowers or a material breach under any material agreement to which any Borrower is now a party or by which it is bound, or constitute a material default under any of the foregoing, or result in the creation of any material encumbrance upon any property of any Borrower under the terms of any such agreement.

          Disclosure. None of the Loan Documents and no certificate or written statement furnished to Bank by Borrowers, including without limitation the financial statements of the Borrowers contained in the Form 10-Q for the quarter ended March 31, 1996, in connection with the transactions contemplated under the Loan Documents, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading; provided, however, that the foregoing is qualified to the best of Borrowers' knowledge with regard to documents provided to Borrowers by a third party.

          Use of Proceeds. The proceeds of the Revolving Loan are to be used for working capital and for the purposes contemplated by Sections 2.4 and 2.5. No part of the proceeds of the Revolving Loan will be used for the purpose of purchasing or carrying any "margin security" as defined in Regulation U of the Board of Governors of the Federal Reserve System.

          Taxes. Borrowers have filed all required tax returns and paid all applicable Federal, state, provincial, local and foreign taxes, other than (a) taxes not yet due or which may be paid in the future without penalty and (b) taxes which are currently being contested in good faith by appropriate proceedings and for which Borrowers have established adequate reserves. Borrowers have no knowledge of any deficiency or additional assessment in connection with any taxes not provided for on its books.

          Title to Assets. The Borrowers have good and marketable title to all of their respective assets, none of which is subject to any security interest, encumbrance, lien, or claim of any Person, except as permitted under Section
3.22 or disclosed on Schedule 4.8.

          Employee Benefits Plans.

               No "reportable event" (as defined in Section 4043(b) of ERISA) (whether or not waived) has occurred or is continuing with respect to any "employee pension benefit plan" (as defined in Section 3 of ERISA) maintained for employees of the Borrowers or any Subsidiary located in the United States (a "Pension Benefit Plan").

               Except as otherwise disclosed on Schedule 4.9 hereto, no prohibited transaction (within the meaning of Section 406 of ERISA) has occurred with respect to any Pension Benefit Plan or any other "employee benefit plan" (as defined in Section 3 of ERISA) (together with a Pension Benefit Plan, an "Employee Plan") maintained for employees of the Borrowers or any Subsidiary and covered by Part 4 of the Subtitle B of Title I of ERISA.

               With respect to each Pension Benefit Plan, the amount for which the Borrowers or any Subsidiary would be liable pursuant to the provisions of Sections 4062, 4063 or 4064 of ERISA would be zero if such Plans terminated on the date of this Agreement. As reflected on the audited balance sheet of Borrowers and Subsidiaries contained in the Form 10-K for the fiscal year ended September 30, 1995, the accumulated benefit obligation under all defined benefit plans of the Borrowers and Subsidiaries was less than the fair value of the assets of those plans.

               Neither the Borrowers nor any Subsidiary is now, or has been during the preceding five years, a contributing employer to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) (a "Multiemployer Plan"). Neither the Borrowers nor any Subsidiary has (a) ceased operations at a facility so as to become subject to the provisions of Section 4062(f) of ERISA, (b) withdrawn as a substantial employer so as to become subject to the provisions of
Section 4063 of ERISA, (c) ceased making contributions on or before the date hereof to any Pension Benefit Plan subject to the provisions of Section 4064(a) of ERISA to which the Borrowers or any Subsidiary, as the case may be, made contributions during any of the five years prior to the date hereof, (d) incurred or caused to occur a "complete withdrawal" (within the meaning of Section 4203 of ERISA) or a "partial withdrawal" (within the meaning of Section 4205 of ERISA) from a Multiemployer Plan that is a Pension Benefit Plan so as to incur withdrawal liability under Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Sections 4207 or 4208 of ERISA), or (e) been a party to any transaction or agreement under which the provisions of Section 4204 of ERISA were applicable.

               No notice of intent to terminate a Pension Benefit Plan has been filed, nor has any Plan been terminated, pursuant to the provisions of Section 4041(f) of ERISA.

               The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate (or appoint a trustee to administer) a Pension Benefit Plan and no event has occurred or condition exists which might constitute grounds under the provisions of Section 4042 of ERISA for the termination of (or the appointment of a trustee to administer) any such Plan.

               Neither the Borrowers nor any Subsidiary maintains or has ever maintained any Pension Benefit Plan that is subject to the provisions of Title I, Subtitle B, Part 3 of ERISA.

               There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Borrowers, which could reasonably be expected to be asserted, against any Employee Plan or the assets of any such plan. No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending or, to the best of the Borrowers' knowledge, threatened against any fiduciary of any Employee Plan. None of the Employee Plans or any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

               All of the Employee Plans comply currently, and have complied in the past, in all material respects both as to form and operation, with their terms and with the provisions of

ERISA and the Internal Revenue Code of 1986, and all other applicable laws, rules and regulations (including, but not limited to, the Tax Reform Act of 1986 and all subsequent Federal legislation affecting qualified plans generally); all necessary governmental approvals for the Employee Plans have been obtained and a favorable determination as to the qualification under Section 401(a) of the Code of each of the Pension Benefit Plans and each amendment thereto has been made by the Internal Revenue Service and a recognition of exemption from federal income taxation under Section 510(a) of the Code of each of the funded welfare benefit plans within the meaning of Section 3(1) of ERISA has been made by the Internal Revenue Service, and nothing has occurred since the date of each such determination or recognition letter that would adversely affect such qualification.

               For purposes of all sections of this Agreement dealing with ERISA, the terms "Borrowers" and "Subsidiary" shall mean and include each Borrower and each Subsidiary and each trade or business (whether or not incorporated) which together with any Borrower or Subsidiary, as the case may be, would be treated as a single employer under the provisions of Title I or IV of ERISA.


SECTION

DEFAULTS; EVENTS OF DEFAULT


          Default Defined. The following will (i) if any requirement for notice or lapse of time or both has not been met, constitute Defaults, and (ii) if there are no such requirements or if such requirements have been met, constitute Events of Default:

               The failure to pay any principal of the Revolving Loan when it becomes due and such failure continues for five (5) days;

               The failure to pay any interest on the Revolving Loan when it becomes due and such failure continues for five (5) days;

               If (a) there is a failure to pay principal or interest of any Obligations, other than the Revolving Loan, which continues beyond any applicable period of grace, or (b) there is a failure, other than in the payment of money and other than a failure referred to in Section 5.1.4, to perform or observe any Obligations which continues beyond any applicable period of grace, or (c) any statement, certificate, report, financial statement, representation or warranty made or furnished by Borrowers in this Agreement or in connection with the Loan Documents or in compliance with the provisions of the Loan Documents proves to have been false or erroneous in any material respect;

               If there is a failure to perform or observe the covenants set forth in Sections 3.6, 3.7, 3.8, 3.10, 3.12, 3.13 or 3.17 which continues for thirty (30) days;

               If there is a failure to pay or perform any obligation, other than an Obligation, to an Issuing Bank, which continues beyond any applicable period of grace.

               If any Borrower (a) terminates its existence; (b) is or becomes insolvent within the meaning of the Massachusetts Uniform Commercial Code; (c) files a petition in bankruptcy or a petition to take advantage of any insolvency act; (d) makes an assignment for the benefit of its creditors; (e) consents to the appointment of a receiver or custodian of itself or of the whole or any substantial part of its property; (f) is named debtor party in an involuntary bankruptcy proceeding which is not vacated or set aside within sixty (60) days; or (g) files a petition or answer seeking reorganization or arrangement under any Federal or state law;

               If a court of competent jurisdiction enters an order (a) appointing, without consent of Borrower, a receiver or custodian of any Borrower or of the whole or any substantial part of any Borrower's property, or (b) approving a petition filed against any Borrower seeking reorganization or arrangement of a Borrower under any Federal, state, provincial or foreign law, and such order is not vacated or set aside or stayed within forty-five (45) days after it is entered;

               If, under the provisions of any law for the relief or aid of debtors, any court of competent jurisdiction assumes custody or control of any Borrower or of the whole or any substantial part of any Borrower's property, and such custody or control is not terminated or stayed within forty-five (45) days after the date of assumption of such custody or control;

               If final judgment for the payment of money in excess of $150,000 is entered by any court against any Borrower, and within thirty (30) days after entry of the judgment such Borrower does not (a) discharge the judgment or provide for its discharge in accordance with its terms, or (b) procure a stay of execution and within said period of thirty (30) days, or such longer period during which execution of the judgment has been stayed, appeal and cause the execution to be stayed during the appeal;

               Any failure by any Borrower (a) to pay when due the principal of, or interest or premium on, any Indebtedness (other than the Revolving Loan) incurred or assumed by any Borrower for money borrowed or for the acquisition of property in an amount in excess of $150,000 or (b) to perform or observe any of the obligations which are imposed on such Borrower by any agreements securing or evidencing such Indebtedness or under which such Indebtedness is issued, and in either case such failure is not cured within any applicable period of grace or being contested by Borrower in good faith and in appropriate proceedings; and

          5.1.11 Failure of the Borrower to deliver to Bank within six (6) months of the date of this Agreement an opinion from Borrower's counsel in form and substance reasonably acceptable to Bank and its counsel to the effect that Brooks Automation of Canada is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia, Canada, and that it has adequate corporate power and authority to own its property and to conduct its business as presently conducted, Brooks Automation KK is a stock corporation duly organized, validly existing and in good standing under the laws of Japan and that it has adequate power to own its property and conduct its business as presently conducted, (c) each of Brooks Automation of Canada and Brooks Automation Massachusetts Securities Corp. has full corporate power and authority to enter into the Loan Documents, and the Loan Documents have been duly authorized by each of them, have been duly executed and delivered by their respective authorized officers, and are the legal, valid and binding obligations of each of them, enforceable in accordance with their terms, subject to laws of general application affecting the rights and remedies of creditors and (d) as to the absence of meaningful litigation, claims, etc. affecting Brooks Automation of Canada and Brooks Automation K.K., it being understood that the Bank will accept an opinion as to the due organization and corporate authority of Brooks Automation K.K. which is comparable to that which Japanese banks typically accept in $15,000,000 loan transactions.

          Effect of Default. If a Default occurs, Borrower's right to request Advances under the Revolving Loan will terminate immediately and without notice, and Bank may, to the extent permitted by law and without notice.

          Enforcement. If any Event of Default has occurred and is continuing, the Bank may, to the extent permitted by law and without notice to Borrowers, declare the principal of and all interest on the Revolving Loan to be immediately due and payable, the Bank may proceed to protect and enforce its rights either by suit in equity and/or by action at law, whether for the specific performance of any covenant or agreement contained in this Agreement or any of the Loan Documents, or proceed to enforce the payment of the Revolving Loan or to enforce other legal or equitable rights of Bank pursuant to the Loan Documents, and the Issuing Bank shall have the right to close-out and liquidate the foreign exchange contracts executed in accordance with Section 2.5 as provided in the foreign exchange facility agreement referred to in Section 2.5.


SECTION

MISCELLANEOUS


          Remedies Cumulative: Remedies not Waived. No remedy conferred on Bank is intended to be exclusive of any other remedy and each remedy is cumulative and in addition to every other remedy given under this Agreement or now or in the future existing at law or in equity or by statute. No course of dealing between Borrowers and Bank nor any delay on the part of Bank in exercising any rights under this Agreement will operate as a waiver of any of Bank's rights.

          Right of Set-off. As security for the payment and performance of the Obligations, each Borrower grants to Bank a security interest in all deposits and other sums credited by or due such Borrower from Bank. Regardless of the adequacy of any other collateral, if an Event of Default has occurred and is continuing, any deposits or other sums credited by or due from Bank to any Borrower, be set off and applied by Bank against any of the Obligations in such manner as Bank in its discretion may determine. In addition, each Borrower agrees that Bank has the rights of a secured party under the Uniform Commercial Code with respect to all of its deposits at the Bank.

          Survival of Agreements, Parties in Interest, Etc. All agreements, representations and warranties made by Borrowers in the Loan Documents or in any other document delivered to Bank in connection with the Loan Documents by or on behalf of Borrowers, will survive the execution and delivery of the Loan Documents to Bank. All statements contained in any document delivered by or on behalf of any Borrower in connection with the Loan Documents or the transactions contemplated by this Agreement constitute representations and warranties by such Borrower. All the terms, representations and warranties in this Agreement are binding upon and inure to the benefit of and are enforceable by and against the respective successors and assigns of the parties to this Agreement whether so expressed or not.

          Notices, Etc. All notices, demands and other communications under this Agreement must be in writing and be delivered in hand or sent by courier, express mail, or first-class mail, postage prepaid, addressed to the parties, respectively, as follows:

If to Borrowers to:

Brooks Automation, Inc.
15 Elizabeth Drive
Chelmsford, MA  01824
Attn: Stanley D. Piekos, Chief Financial Officer

     If to Bank:

USTrust
31 Court Street
Boston, Massachusetts 02108
ATTN: Robert L. Whitmore, Vice President

     Either party may designate another address to which communications are to be sent or another Person to receive copies of communications. Any communication will become effective only when received by the Person to whom it is given. However, if it is mailed by first-class registered or certified mail, it will be deemed to be received on the earlier of (i) the third business day after it is mailed, or (ii) the day it is actually received.

          Governing Law. The Loan Documents are each contracts made under and to be construed according to the laws of the Commonwealth of Massachusetts where they were executed by Borrowers and delivered to the Bank. Borrowers and Bank agree that all actions or proceedings in any way arising out of or related to the Loan Documents or the transactions contemplated under the Loan Documents will be litigated in courts located in the Commonwealth of Massachusetts.

     6.6 Severability. If any provision of this Agreement shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

     6.7 Counterparts. This Agreement may be executed in several counterparts, and each executed copy constitutes an original instrument but the counterparts together constitute but one and the same instrument.

     6.8 Headings. The headings of the several sections, divisions or subsections of this Agreement are not to be construed to constitute any part of this Agreement.

     6.9 Consent to Jurisdiction; Waivers. BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO PERSONAL JURISDICTION IN THE COMMONWEALTH OF MASSACHUSETTS OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND (B) WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAWS OF THE UNITED STATES AND ANY STATE (I) TO THE RIGHT, IF ANY, TO TRIAL BY JURY, (II) TO OBJECT TO JURISDICTION WITHIN THE COMMONWEALTH OF MASSACHUSETTS OR VENUE IN ANY PARTICULAR FORUM WITHIN THE COMMONWEALTH OF MASSACHUSETTS, AND (III) TO THE RIGHT, IF ANY, TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN ACTUAL DAMAGES.

     IN WITNESS WHEREOF, Borrowers have signed this Agreement and Bank has caused this Agreement to be signed in its behalf, in its corporate name by its authorized officer, as a sealed instrument all as of the day and year first above written.


USTRUST                                      BROOKS AUTOMATION, INC.



By:                                          By:
 Robert L. Whitmore
     Vice President


BROOKS AUTOMATION CANADA CORP.



By:

BROOKS AUTOMATION K.K.

By:

BROOKS AUTOMATION MASSACHUSETTS
 SECURITIES CORP.



By:

BROOKS AUTOMATION LTD



By: